Exhibit 8.1

FORM OF OPINION LETTER

[BKD LETTERHEAD]

_______ __, 2004

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
900 Old Freeport Road
Pittsburg, PA 15238-8250

Salient Systems, Inc.
4330 Tuller Road
Dublin, OH 43017-5008

Re:	Federal Tax Consequences of the Merger of Salient Systems, Inc. with and into Portec Rail Acquisition Corp., a wholly owned subsidiary of Portec Rail Products, Inc.

Ladies and Gentlemen:

You have requested an opinion as to the federal income tax consequences of the following proposed transactions, pursuant to the Agreement and Plan of Merger by and among Portec Rail Products, Inc., a West Virginia corporation (“Portec Rail”); Portec Rail Acquisition Corp., a wholly owned subsidiary of Portec Rail incorporated under the laws of the State of Ohio (“PAC”); Salient Systems, Inc., an Ohio corporation (“Salient”); Harold D. Harrison, a shareholder of Salient (“Mr. Harrison”) and Sharron A. Harrison, a shareholder of Salient (Harold D. Harrison and Sharron A. Harrison are sometimes referred to as the “Principal Shareholders,” and Salient and the Principal Shareholders are sometimes referred to collectively as the “Sellers”) (the Agreement and Plan of Merger shall be referred to as the “Merger Agreement”). Salient will merge with and into PAC with PAC as the surviving corporation (the “Merger”), and the separate existence of Salient will cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Salient will be vested in and assumed by PAC. As part of the Merger, each share of Salient Common Stock will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
Salient Systems, Inc.

______ __, 2004

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of Salient, PAC and Portec Rail upon certain written representations of Salient and Portec Rail, each of which was executed by a duly authorized officer (which representations we have neither investigated nor verified). We have assumed that neither Portec Rail nor Salient will notify us at or before the Effective Time that their representations are no longer true, correct, and complete.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Salient Common Stock.

For purposes of this discussion, the term “U.S. holder” means:

•	A citizen or resident of the United States;

•	A corporation created or organized under the laws of the United States or any of its political subdivisions;

•	A trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	An estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that holders of shares of Salient Systems, Inc. common stock hold such shares as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Salient Systems, Inc. common stock in light of that shareholder’s particular circumstances or that may be applicable to a

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
Salient Systems, Inc.

______ __, 2004

shareholder subject to special treatment under the United States federal income tax laws, including if the shareholder is:

•	A financial institution;

•	A tax-exempt organization;

•	An insurance company;

•	A mutual fund;

•	A dealer in securities or foreign currencies;

•	A trader in securities who elects the mark-to-market method of accounting for its securities;

•	A Salient shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	A Salient shareholder who received Salient Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	A person that has a functional currency other than the U.S. dollar;

•	A holder of options granted under any Salient benefit plan; or

•	A Salient shareholder who holds Salient Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If an S corporation or a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Salient Common Stock, the tax treatment of a shareholder of the S corporation or a partner in the partnership will generally depend on the status of such shareholder or partner and the activities of the S corporation or partnership.

Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material federal income tax consequences of the transaction.

OPINION

Based solely upon the above-referenced representations and information and assuming the Merger occurs in accordance with the Merger Agreement (and taking into consideration the limitations at the end of this opinion), it is our opinion that under current federal income tax law:

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
Salient Systems, Inc.

______ __, 2004

A.	The Merger, when consummated in accordance with the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code. Salient, Portec Rail, and PAC each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

B.	No gain or loss will be recognized by Salient, PAC or Portec Rail by reason of the Merger.

C.	The tax basis of the assets of Salient in the hands of PAC will be the same as the tax basis of such assets in the hands of Salient immediately prior to the Merger.

D.	The holding period of the assets of Salient to be received by PAC will include the period during which such assets were held by Salient.

E.	Portec Rail Common Stock received as Contingent Merger Consideration under Section 3.1.3(C) of the Merger Agreement will be considered as having been received in exchange for Salient Common Stock, except to the extent of the portion of the value of the Contingent Merger Consideration that is required to be reported as interest for tax purposes. The amount of such interest shall be based on (a) the closing price of Portec Rail Common Stock as of the close of the trading day immediately preceding the date on which any payment of Contingent Merger Consideration is paid and (b) the applicable federal rate of interest (as defined in Section 1274(d) of the Code) applicable to such payment.

F.	Shareholders of Salient who receive cash in lieu of fractional shares of Portec Rail Common Stock will recognize gain or loss as if such fractional shares of Portec Rail Common Stock were distributed as part of the Merger and then redeemed by Portec Rail, subject to the provisions and limitations of Section 302 of the Code.

G.	Shareholders of Salient will recognize gain (but not loss) upon the exchange of Salient Common Stock for a combination of Portec Rail Common Stock (including the Contingent Merger Consideration, other than imputed interest, and the Portec Rail Common Stock that is subject to the Harrison Escrow Agreement) and cash (excluding cash received in lieu of fractional shares), in an amount equal to the lesser of:

•	The excess, if any, of:

•	The sum of the cash (excluding any cash received in lieu of a fractional share of Portec Rail Common Stock) and the fair market value of the Portec Rail

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
Salient Systems, Inc.

______ __, 2004

Common Stock received (including any fractional share of Portec Rail Common Stock deemed received and exchanged for cash); over

•	The shareholder’s tax basis in the Salient Common Stock surrendered in the Merger; or

•	The cash (excluding any cash received in lieu of a fractional share of Portec Rail Common Stock) received in the Merger.

H.	The Deferred Harrison Merger Consideration described in Section 3.1.3(B) of the Agreement will constitute consideration received in exchange for shares of Salient Common Stock held by Mr. Harrison and not employee compensation.

I.	The basis of the Portec Rail Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Salient shareholder will be the same as the basis of the Salient Common Stock surrendered pursuant to the Merger in exchange therefor, increased by any gain (other than imputed interest) recognized by such Salient shareholder as a result of the Merger and decreased by any cash received by such Salient shareholder in the Merger.

J.	The holding period of the shares of Portec Rail Common Stock to be received by a shareholder of Salient will include the period during which the shareholder held the shares of Salient Common Stock surrendered in exchange therefor, provided the Salient Common Stock surrendered is held as a capital asset at the Effective Time.

K.	If Salient shareholders acquired different blocks of Salient Common Stock at different times and at different prices, any gain or loss recognized will be determined separately with respect to each block of Salient Common Stock, and the cash and Portec Rail Common Stock received will be allocated pro rata to each such block of Salient Common Stock. In addition, Salient shareholders’ tax basis and holding periods in Portec Rail Common Stock may be determined with reference to each such block of Salient Common Stock.

L.	All or part of the gain recognized by a Salient shareholder could be treated as a dividend (to the extent of Portec Rail’s earnings and profits) rather than capital gain if, taking into account constructive ownership rules, the shareholder’s percentage ownership in Portec Rail after the Merger is not less than 80 percent of what the percentage ownership would have been if the shareholder had received Portec Rail Common Stock rather than cash in the Merger. This could happen, for example, because of a purchase of additional Portec Rail Common Stock, a purchase of Portec Rail Common Stock by a person related to the shareholder or a share repurchase by Portec Rail from other Portec Rail stockholders.

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
Salient Systems, Inc.

______ __, 2004

The test for dividend treatment is made as though the stockholder received solely Portec Rail Common Stock in the exchange and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in the stockholder’s interest in the company (which should not be the case as long as the stockholder is a minority shareholder, taking into account the attribution rules under Section 318 of the Code), or (ii) decreases the shareholder’s stock ownership in Portec Rail by 20 percent or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon each shareholder’s particular circumstances, including the application of certain constructive ownership rules, Salient shareholders should consult their own tax advisors regarding the potential tax consequences of the Merger to them.

M.	A holder of Salient Common Stock who dissents with respect to the Merger and who receives cash in exchange for such shares of Salient Common Stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis in the shares of Salient Common Stock.

N.	Any gain or loss recognized by Salient shareholders in connection with the Merger generally will constitute capital gain or loss and, if so, will constitute long-term capital gain or loss if the holding period of Salient Common Stock is greater than one year as of the date of the Merger. The deductibility of capital losses is subject to limitations.

O.	The following discussion describes the U.S. federal income tax consequences to a holder of Portec Rail Common Stock after the Merger. Any cash distribution paid by Portec Rail out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as dividend income in accordance with stockholders’ method of accounting. Cash distributions paid by Portec Rail in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of stockholders’ adjusted basis in Portec Rail Common Stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of Portec Rail Common Stock, stockholders will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and their adjusted tax basis in the shares of Portec Rail Common Stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if stockholders’ holding period with respect to the Portec Rail Common Stock surrendered is more than one year at the time of the disposition.

Portec Rail Acquisition Corp.
Portec Rail Products, Inc.
Salient Systems, Inc.

______ __, 2004

****

No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part. While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter and our understanding of the facts as they are and will be as of the Effective Time of the Merger, it is not binding on the Internal Revenue Service or the courts. Our advice could change as a result of changes in the applicable laws and regulations. We are under no obligation to update this opinion if such changes occur.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreements. This opinion is being furnished only for you and your respective shareholders in connection with the Merger and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

CONSENT

We hereby consent to the filing of the opinion as an exhibit to Portec Rail’s Registration Statement on Form S-4, as amended, as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Proxy Statement/Prospectus contained in Portec Rail’s Registration Statement on Form S-4, as amended, under the captions “Proposal I — The Proposed Merger—Material United States Federal Income Tax Consequences of the Merger.”

Sincerely,

BKD, LLP